Exhibit 99


                              ARTICLES OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                            LAWYERS TITLE CORPORATION


         1. The name of the Corporation is Lawyers Title Corporation (the "Corporation").

         2. On August 20, 1997, the Board of Directors of the Corporation found that the following proposed amendment of its Articles of Incorporation was in the best interests of the Corporation and directed that it be submitted to a vote of the shareholders:

                  RESOLVED, that the Corporation's Articles of Incorporation shall be amended to change the name of the Corporation by deleting the reference to "Lawyers Title Corporation" in Article First of the Articles of Incorporation and substituting therefor "LandAmerica Financial Group, Inc."

         The amendment proposed by the Board of Directors as set forth above was adopted by the shareholders at a special meeting on __________ __, 1997. Only holders of shares of the Corporation's common stock were entitled to vote on the amendment. The number of shares of common stock of the Corporation outstanding on the record date, the number of shares entitled to vote on the proposed amendment and the number of shares voted for and against the amendment were as follows:

         Number of shares outstanding:      ______________
         Number of shares entitled to vote: ______________
         Number of shares voted:            For - ________; Against - _________.

         3. The Corporation's Articles of Incorporation shall be amended to increase the number of authorized shares of the Series A Junior Participating Preferred Stock by deleting the reference to "50,000" in the first sentence of
Section 1 of Subsection A of Article Fourth of the Articles of Incorporation and substituting therefor "200,000." Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act, the Corporation's Articles of Incorporation permit the Corporation's Board of Directors to amend the Articles of Incorporation in order to establish the preferences, limitations and relative rights of one or more series of the Corporation's authorized class of Preferred Stock without the approval of the Corporation's shareholders. The Corporation has not issued any shares of the Series A Junior Participating Preferred Stock as of the date hereof. The amendments to the Articles of Incorporation were adopted on August 20, 1997, by resolution of the Corporation's Board of Directors.

         4. The Corporation's Articles of Incorporation shall be amended to provide for the issuance, and to fix the preferences, limitations and relative rights, within the limits permitted by applicable law, of 2,200,000 shares of the Corporation's 7% Series B Cumulative Convertible Preferred Stock, all as set forth in the attached Exhibit A. Pursuant to Section 13.1-639 of the Virginia

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Stock  Corporation Act, the Corporation's  Articles of Incorporation  permit the
Corporation's Board of Directors to amend the Articles of Incorporation in order to establish the preferences, limitations and relative rights of one or more series of the Corporation's authorized class of Preferred Stock without the approval of the Corporation's shareholders. The Corporation has not issued any shares of the 7% Series B Cumulative Convertible Preferred Stock as of the date hereof. The amendments to the Articles of Incorporation were adopted on August 20, 1997, by resolution of the Corporation's Board of Directors.

         The   undersigned,   Chairman  and  Chief  Executive   Officer  of  the
Corporation, declares that the facts herein stated are true as of __________ __, 1997.


                                                LAWYERS TITLE CORPORATION



                                                By: ___________________________
                                                Name:__________________________
                                                        Chairman and
                                                        Chief Executive Officer


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


                                                                       Exhibit A

               7% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                               (Without Par Value)
                                       OF
                            LAWYERS TITLE CORPORATION


         1. Designation and Number. A series of the Preferred Stock, designated the 7% Series B Cumulative Convertible Preferred Stock, without par value (the "Series B Preferred Stock"), is hereby established, consisting of 2,200,000 shares, each having a stated value of $50 per share (the "Stated Value"), issuable by the Corporation pursuant to authority granted to the Board of Directors by Article Fourth of the Articles of Incorporation, which authorizes a Preferred Stock Designation.

                  All shares of Series B Preferred Stock which shall have been issued and reacquired in any manner by the Corporation (including shares purchased or redeemed and retired, shares converted pursuant to Section 5 hereof and shares exchanged for any other security of the Corporation) shall not be reissued and shall, upon their cancellation, become authorized but unissued shares of the Corporation's Preferred Stock, without designation as to series, and thereafter may be issued in any Preferred Stock Designation or as otherwise required by law, but not as shares of Series B Preferred Stock.

         2. Relative Seniority. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, rank senior to the Corporation's Series A Junior Participating Preferred Stock, Common Stock and all other series and classes of stock of the Corporation now or hereafter authorized, issued or outstanding, other than any capital stock of the Corporation ranking on parity with the Series B Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution of the Corporation. The Corporation shall be permitted to authorize and issue junior securities and securities on a parity with the Series B Preferred Stock to the extent not expressly prohibited by this Preferred Stock Designation.

         3.       Dividends.

                  3.1 General. The Series B Preferred Stock shall pay, and the holders of the then outstanding shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor under the provisions of the Virginia Stock Corporation Act, cumulative cash dividends at the rate of seven percent (7%) of the Stated Value of the Series B Preferred Stock (equivalent to $3.50 per share) per annum (subject to appropriate adjustment for stock splits, stock dividends, combinations and similar recapitalizations affecting such shares), and, as nonparticipating shares, no more, as long as shares of Series B Preferred Stock remain outstanding. Such dividends shall be payable quarterly in arrears in cash on the last day, or the next succeeding Business Day, of March, June, September and December of each year, beginning on the first such date to occur after the Initial Issuance Date (each such day being hereinafter called a "Dividend
Payment Date" and each period beginning on the day next following a Dividend Payment Date being hereinafter called a "Dividend Period"). Such dividends shall be paid to each

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


shareholder of record at the close of business on the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or such other date as shall be fixed by the Board of Directors at the time of declaration of the dividend (in any case as required by any securities exchange or market on which the Series B Preferred Stock is listed or traded) (the "Dividend Record Date"), which shall be not less than ten (10) nor more than thirty (30) days preceding the Dividend Payment Date. The amount of any dividend payable for the initial Dividend Period and for any other partial Dividend Period shall be computed on the basis of a 360-day year consisting of twelve (12) 30-day months. Dividends on the shares of Series B Preferred Stock shall accrue and be cumulative from and including the date of original issue thereof, whether or not
(i) the Corporation has earnings,  (ii) dividends on such shares are declared or
(iii) on any Dividend Payment Date there shall be funds legally available for the payment of such dividends.

                  3.2 Preference of Series B Preferred Stock. When dividends are not paid in full upon the shares of Series B Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series B Preferred Stock (or a cash sum sufficient for such full payment is not set apart therefor), all dividends declared upon shares of Series B Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Series B Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Series B Preferred Stock and such other series of preferred stock bear to each other.

                  Unless Full Cumulative Dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a cash sum sufficient for the payment thereof set apart for payment on the Series B Preferred Stock for all past dividend periods and the then current dividend period, no dividends shall be declared or, prior to payment of Full Cumulative Dividends, paid or set apart for payment on the Common Stock or any other capital stock of the Corporation ranking, as to dividends or liquidation rights, junior to or, except as provided in the immediately preceding paragraph, on a parity with the Series B Preferred Stock for any period, nor shall any Common Stock or any other capital stock of the Corporation ranking on a parity with or junior to the Series B Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of such stock) by the Corporation (except by conversion into or exchange for Common Stock).

                  3.3 Declaration and Accrual of Cumulative Dividends. No dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation (i) at such time as the terms and provisions of any agreement of the Corporation which existed on or prior to the Initial Issuance Date, including any such agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder and such breach or default would result in an acceleration of amounts due thereunder, or (ii) if such declaration or payment shall be restricted or prohibited by law.

                  Dividends in arrears may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date as shall be fixed by the Board of Directors

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

of the Corporation, as long as such date does not exceed sixty (60) days preceding the payment date of such dividends. The amount of any dividends accrued on any shares of Series B Preferred Stock at any Dividend Payment Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Dividend Payment Date, whether or not earned or declared, and the amount of dividends accrued on any shares of Series B Preferred Stock at any date other than a Dividend Payment Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Dividend Payment Date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate for the period after such last preceding Dividend Payment Date to and including the date as of which the calculation is made, based on a 360-day year of twelve (12) 30-day months. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments which may be in arrears. Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

                  Holders of shares of the Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of Full Cumulative Dividends. Except as provided in this Preferred Stock Designation, the Series B Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

         4.       Liquidation Rights.

                           (a)      Upon the voluntary or  involuntary
dissolution, liquidation or winding up of the Corporation, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its shareholders, before any distribution shall be made to the holders of Common Stock or any other capital stock of the Corporation ranking junior to the Series B Preferred Stock upon liquidation, dissolution or winding-up, a liquidation preference equal to the Stated Value, plus accrued and unpaid dividends thereon (whether or not declared by the Board of Directors) to the date of payment.

                           (b)      If, upon any voluntary or involuntary
dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the liquidation preference of the shares of the Series B Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the shares of the Series B Preferred Stock are not paid in full, the holders of the shares of the Series B Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective liquidation preferences to which they are entitled.

                           (c)      After the payment to the holders of the
shares of the Series B Preferred Stock of the full liquidation preference provided for in this Section 4, the holders of the Series B Preferred Stock will have no right or claim to participate in any distribution of the remaining assets of the Corporation.

                           (d)      For  the  purposes  of  this  Section  4,  a
distribution of assets in any dissolution, winding up, liquidation or reorganization shall not include (i) any consolidation or merger of the
Corporation with or into any other corporation, (ii) any dissolution, liquidation, winding up or


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

reorganization of the Corporation immediately followed by reincorporation of another corporation or (iii) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation; provided, that in each case, effective provision is made in the articles of incorporation or certificate of incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of shares of Series B Preferred Stock.

         5.       Conversion Rights.

                  5.1      General; Mechanics of Conversion.

                           (a)      At any  time or from  time to  time,  the
holder of any share of Series B Preferred Stock may, without the payment of additional consideration by such holder, convert pursuant to this Section 5 all or any part (in whole number of shares only) of the Series B Preferred Stock into shares of Common Stock. The number of shares of Common Stock into which each share of Series B Preferred Stock may at any time be converted shall be equal to the amount determined by dividing the Stated Value of such shares by the Conversion Price (as such price may from time to time be determined pursuant to the provisions of Sections 5.2 and 5.3 hereof).

                           (b)      Each conversion of Series B Preferred Stock
shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Transfer Agent (as designated by written notice to the holder or holders of the Series B Preferred Stock) at any time during its usual business hours, together with written notice by the holder of the Series B Preferred Stock stating that such holder desires to convert the shares, or a stated number of the shares, represented by such certificate or certificates, which notice also shall specify the name or names (with addresses) and denominations in which the certificate or certificates for Common Stock (and any remaining Series B Preferred Stock, if appropriate) shall be issued and shall include instructions for delivery thereof. Such conversion shall be deemed to have been effected as of the close of business on the date on which such notice shall have been received and such certificate or certificates shall have been surrendered in blank or with a proper assignment of such certificate or certificates to the Corporation (the "Conversion Date").

                           (c)      On the Conversion  Date, the rights of the
holder of such Series B Preferred Stock (or specified portion thereof) as to the converted shares of Series B Preferred Stock shall cease, and the person or persons entitled to receive a certificate or certificates for shares of Common Stock upon conversion of such shares shall be treated for all purposes as having become the holder or holders of record of the shares of Common Stock represented thereby at the beginning of the Trading Day next following the Conversion Date.

                           (d)      As soon as practicable  after the Conversion
Date (and in no event more than three (3) Business Days after the Conversion Date with respect to the certificate(s) specified in (i) below, nor more than five (5) Business Days after the Conversion Date with respect to all other materials), the Corporation shall deliver or cause to be delivered to the converting holder, or, with respect to the certificate(s) specified in (i) below, as specified by such converting holder:


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

                                    (i)     a  certificate  or  certificates
representing the number of shares of Common Stock issuable by reason of such conversion registered in its name or such nominee name or names and in such denomination or denominations as the converting holder shall have specified;

                                    (ii)     payment of the amount, if any,
payable under Section 5.1(e) in lieu of any fractional shares of Common Stock otherwise issuable by reason of such conversion; and

                                    (iii)   a   certificate   representing   any
unconverted shares of Series B Preferred Stock which constituted part of the certificate or certificates for shares of Series B Preferred Stock so surrendered.

                           (e)      If any  fractional  interest in a share of
Common Stock would be deliverable upon any conversion, the Corporation, in lieu of delivering such fractional share interest, shall pay or cause to be paid by a duly appointed paying agent with respect to the Series B Preferred Stock an amount equal to the Conversion Price multiplied by such fractional interest as of the date of conversion.

                           (f)      The  Corporation  will pay any and all taxes
that may be payable in connection with the issuance or delivery of certificates for shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in connection with any transfer involved in the delivery of shares registered in a name other than that of the holder of the converted Series B Preferred Stock, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                           (g)      The Corporation  will not close its books
against the transfer of any shares of Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of such shares of Series B Preferred Stock in any manner which interferes with the timely conversion of such shares.

                  5.2 Initial Conversion Price. The initial Conversion Price shall be $22.80. In order to prevent dilution of the conversion rights granted under this Section 5, adjustments shall be made from time to time in the Conversion Price pursuant to Section 5.3.

                  5.3      Adjustment of Conversion Price.

                           5.3.1     Dividends and Distributions.

                                    (a)     In case the  Corporation at any time
or from time to time after the Initial Issuance Date shall pay or make, or fix a Record Date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution of shares of Common Stock, the Conversion Price in effect at the opening of business on the Business Day next following the Record Date shall be reduced by multiplying the Conversion Price by a fraction of which the numerator shall be the total number of shares of Common Stock issued and outstanding at the close of business on the


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

Record Date and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or distribution, such reduction to become effective immediately after the opening of business on the Business Day following the Record Date. Such adjustment shall be made successively whenever any event specified above shall occur.

                                    (b)     In case the  Corporation  at any
time or from time to time after the Initial Issuance Date shall make or issue, or fix a Record Date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock (the "Specified Date"), the holders of the Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that such holders would have received had the Series B Preferred Stock been converted into Common Stock on the Specified Date (the "Other Securities") and had they thereafter, during the period from the Specified Date to and including the Conversion Date, retained such Other Securities receivable by them during such period, giving application to all adjustments called for during such period under this Section with respect to the rights of the holders of the Series B Preferred Stock. The holders of Series B Preferred Stock shall also receive, upon conversion, all dividends, interest, distributions or other payments made on or with respect to the Other Securities from and including the Specified Date to and including the Conversion Date.

                                    (c)     In case the  Corporation  shall,  by
dividend or otherwise, distribute to all holders of its Common Stock or any other class of capital stock of the Corporation evidences of its indebtedness or assets (including securities, but excluding (x) any options, rights, warrants or convertible or exchangeable securities referred to in Section 5.3.3 below, and
(y) any dividend or distribution referred to in Section 5.3.1 (a) or (b) above), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price of the Common Stock on the date fixed for such determination less the then fair market value (as reasonably determined by the Board of Directors, whose determination shall be set forth in a written resolution) of the portion of evidences of indebtedness or assets so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the date following the date fixed for the determination of shareholders entitled to receive such distribution.

                           5.3.2     Stock  Splits,  Combinations,  Etc. In case
the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the Business Day next following the date on which such subdivision becomes effective shall be proportionately reduced. Conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the Business Day next following the date upon which such combination becomes effective shall be proportionately increased. Such reductions or increases in the Conversion Price, as the case may be, shall become effective immediately after the opening of business on the Business Day next following the day upon which such subdivision or combination becomes effective.

                           5.3.3    Options,  Rights,  Warrants,  Etc. If the
Corporation shall, after the Initial Issuance Date, issue options, rights, warrants or convertible or exchangeable securities, in each case other than the Rights, to all holders of its Common Stock entitling them to subscribe for or purchase or acquire upon conversion or exchange any shares of Common Stock at a price per share less than the Current Market Price of the Common Stock on the Record Date for the determination of shareholders entitled to receive such options, rights, warrants or convertible or exchangeable securities, then in each case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect on such Record Date by a fraction of which the numerator shall be the number of shares of Common Stock issued and outstanding on the date of issuance of such options, rights, warrants or convertible or exchangeable securities, immediately prior to such issuance, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such options, rights, warrants or convertible or exchangeable securities, would purchase at the Current Market Price (determined by multiplying such total number of shares by the exercise price of such options, rights, warrants or convertible or exchangeable securities, and dividing the product by such Current Market Price), and of which the denominator shall be the number of shares of Common Stock issued and outstanding on the date of issuance of such options, rights, warrants or convertible or exchangeable securities, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase or acquisition pursuant to such options, rights, warrants or convertible or exchangeable securities. Such adjustment shall become effective at the opening of business on the Business Day next following the Record Date for the determination of shareholders entitled to receive such options, rights, warrants or convertible or exchangeable securities. To the extent that shares of Common Stock are not delivered after the expiration of such options, rights, warrants or convertible or exchangeable securities, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such options, rights, warrants or convertible or exchangeable securities been made upon the basis of the actual number of shares of Common Stock delivered in connection with the issuance of such options, rights, warrants or convertible or exchangeable securities.

                           5.3.4    Issuance  Pursuant to Exercise of Rights.
If, after the Initial Issuance Date, the Corporation shall issue or sell shares of Common Stock upon exercise of the Rights, or the Board of Directors exchanges all or part of the then outstanding and exercisable Rights for shares of Common Stock, pursuant to the terms of the Rights (the "Rights Exercise Event"), then, and in such event, the Conversion Price shall be adjusted by multiplying the Conversion Price in effect at the time of the Rights Exercise Event by a fraction of which (i) the numerator shall be the sum of (a) the total number of shares of Common Stock issued and outstanding immediately prior to the Rights Exercise Event and (b) the number of shares of Common Stock obtained by dividing the aggregate consideration received by the Corporation for shares of Common Stock issued, sold or exchanged in connection with the Rights Exercise Event by the Current Market Price and (ii) the denominator shall be the sum of (x) the total number of shares of Common Stock issued and outstanding immediately prior to the Rights Exercise Event and (y) the number of shares of Common Stock issued, sold or exchanged in the Rights Exercise Event. Such adjustment shall become effective upon the consummation of the issuance, sale or exchange.

                  5.4      Adjustments  for  Consolidation,  Merger,  Sale of
Assets, Reorganization, Etc. If the Corporation, after the Initial Issuance Date, (a) consolidates with or merges into any other person and is not the continuing or surviving corporation of such consolidation or merger, or (b) permits any other person to consolidate with or merge into the Corporation and the Corporation is the continuing or surviving person but, in connection with such consolidation or merger, the Common Stock is changed into or exchanged for stock or other securities of any other person or cash or any other property, or
(c) transfers all or substantially all of the assets or property of the Corporation to any other person, or (d) effects a capital reorganization or reclassification of the Common Stock (other than a capital reorganization or reclassification resulting in the issue of additional shares of Common Stock for which adjustment in the Conversion Price is required to be made), then, and in each such case, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Section 5, each holder of Series B Preferred Stock, upon the conversion thereof at any time after the consummation of such consolidation, merger, exchange, sale, transfer, reorganization or reclassification, shall be entitled to receive (at the Conversion Price in effect at the time of such consummation) the kind and amount of shares of stock and other securities, cash and property receivable upon such consolidation, merger, exchange, sale, transfer, reorganization or reclassification by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock so converted might have been converted immediately prior to such consolidation, merger, exchange, sale, transfer, reorganization or reclassification, subject to adjustments, which, for events subsequent to the effective date of such consolidation, merger, exchange, sale, transfer, reorganization or reclassification, shall be as nearly equivalent as possible to the adjustments provided for in Section 5. The above provisions of this Section
5.4 shall similarly apply to successive consolidations, mergers, exchanges, sales, transfers, reorganizations or reclassifications.

                  5.5 Discretionary Adjustments. The Corporation may make such reduction in the Conversion Price, in addition to those required by this
Section 5, as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights, other than the Rights, shall not be taxable to the recipients. In case any event shall occur as to which the provisions of Section 5 are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights of the holders of Series B Preferred Stock in accordance with the essential intent and principles of such Section, then, in each such case, the Board of Directors of the Corporation shall by resolution give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 5, necessary to preserve, without dilution, the conversion rights represented herein. The Corporation will promptly make the adjustments described therein.

                  5.6 Minimum Adjustment of Conversion Price. No adjustment in the Conversion Price pursuant to this Section 5 shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided, however, that any adjustments which by reason of this Section 5.6 are not required to be made shall be carried forward and adjustment with respect thereto made at the time of and together with any adjustment which, together with such amount and any other amount of amounts so carried forward, shall aggregate at least one percent (1%) of such Conversion Price. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one-hundredth (1/100) of a share, as the case may be.

                  5.7 Notices of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its sole expense shall:

                           (a)      promptly  compute  the  adjusted  Conversion
Price or other adjustment in accordance with the terms hereof and shall prepare a report, which shall be certified by an officer of the Corporation, setting forth the adjusted Conversion Price or other adjustment and showing in reasonable detail the facts upon which all such adjustments are based, and copies of such report forthwith shall be delivered to the duly appointed Transfer Agent then acting as such with respect to the Series B Preferred Stock, and shall be kept at the office of such Transfer Agent;

                           (b)      make a timely  public  announcement  stating
that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price; and

                           (c)      promptly  mail  a  notice setting forth such
adjusted Conversion Price or other adjustment in accordance with the terms hereof to the holders of record of shares of Series B Preferred Stock, at their last addresses as they shall appear upon the books of the Corporation; provided, however, that if within ten (10) days after the completion of mailing of such a notice an additional notice is required, such additional notice shall be deemed to be required pursuant to this clause (c) as of the opening of business on the tenth day after such completion of mailing and shall set forth the adjustment as at such opening of business and, upon the completion of mailing of such additional notice, no other notice need be given of any such adjustments occurring at or prior to such opening of business and after the time that the next preceding notice given by mail became required.

                  5.8      Notices of Actions.  In the event:

                           (a)      the  Corporation  declares  a  dividend  (or
any other distribution) payable otherwise than in cash; or

                           (b)      the  Corporation  shall  authorize  the
granting to holders of Common Stock of options, rights, warrants or convertible or exchangeable securities, in each case other than the Rights, to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                           (c)      of any  reclassification of the Common Stock
of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation;

                           (d)      of the involuntary or voluntary dissolution,
liquidation or winding up of the Corporation; or

                           (e)      the  Corporation  makes any  distribution of
the type contemplated by Section 5.3.1(c) above or issues shares of Common Stock in connection with a Rights Exercise Event as set forth in Section 5.3.4 above;

the Corporation shall as promptly as practicable cause to be filed at the office of the Transfer Agent of the Series B Preferred Stock and cause to be mailed to the holders of shares of the Series B Preferred Stock at their last addresses as shown on the records of the Corporation or such Transfer Agent, at least thirty
(30) days (or twenty (20) days in any case specified in clause (a) or (b) above) prior to the Record Date hereinafter specified, a notice stating:

                                    (i)     the  Record  Date of such  dividend,
distribution, options, rights, warrants or convertible or exchangeable securities, or, if a record is not be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, options, rights, warrants or convertible or exchangeable securities are to be determined; or

                                    (ii)    the     date    on    which     such
reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

         6.       Redemption.

                  6.1 Right of Optional Redemption. Unless previously converted pursuant to Section 5, and subject to the limitations of this Section 6, on and after __________, 200_ [insert date that is the fifth anniversary of the Initial Issuance Date], the Corporation shall have the right, at its option and by resolution of its Board of Directors, to redeem at any time all or, from time to time, part of the Series B Preferred Stock at a price per share (the "Series B Redemption Price") set forth below, payable in cash, together with all accrued and unpaid dividends to and including the date fixed for redemption (the "Series B Redemption Date"), without interest. In case of redemption of less than all shares of Series B Preferred Stock at the time outstanding, the shares of Series B Preferred Stock to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of shares of Series B Preferred Stock held by such holders (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

                  The Series B Redemption Price on and after __________, 200_ [insert date that is the fifth anniversary of the Initial Issuance Date], shall be as follows:

                          Time Period                  Series B Redemption Price
                          -----------                  -------------------------

        __________, 200_ through ___________, 200_                $52.00
        __________, 200_ through ___________, 200_                $51.50
        __________, 200_ through ___________, 200_                $51.00
        __________, 200_ through ___________, 200_                $50.50
        __________, 200_ and thereafter                           $50.00

                  6.2      Procedures for Redemption.

                           (a)      Until  such time as the  shares of Series B
Preferred Stock are listed on the New York Stock Exchange or another national securities exchange, notice of any redemption (the "Redemption Notice") will be mailed by the Corporation, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the Series B Redemption Date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at the address for such holder last shown on the records of the Transfer Agent. After such time as the Series B Preferred Stock may be listed on the New York Stock Exchange or another national securities exchange, the Redemption Notice also will be given by publication in a newspaper of general circulation in New York, New York, such publication to be made once a week for two (2) successive weeks commencing not less than thirty (30) nor more than sixty (60) days prior to the Series B Redemption Date and in any case in accordance with the applicable rules of such exchange. No failure to give the Redemption Notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom the Redemption Notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred Stock may be listed or admitted to trading, such Redemption Notice shall state: (a) the Series B Redemption Date; (b) the Series B Redemption Price; (c) the number of shares of Series B Preferred Stock to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Series B Redemption Price; (e) that dividends on the shares to be redeemed will cease to accumulate on the Series B Redemption Date; and (f) with respect to the convertibility of such shares, (i) the name and address of the Transfer Agent, (ii) the Conversion Price, (iii) the date and time when the conversion period will expire, including the dates when conversion cannot be effected, if any, and (iv) if any dividend declared or accrued on or before the Series B Redemption Date remains unpaid on such shares of Series B Preferred Stock, whether or not shares issued upon conversion will be entitled to receive such dividend. If less than all the shares of Series B Preferred
Stock held by any holder are to be redeemed, the Redemption Notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

                           (b)      If the Redemption  Notice of any shares of
Series B Preferred Stock has been mailed, and if published (if appropriate), in accordance with Section 6.2(a) above and provided that on or before the Series B Redemption Date specified in such Redemption Notice all funds necessary for such redemption shall have been irrevocably delivered to the bank or trust company described in Section 6.3 below, separate and apart from its other funds in trust for the benefit of any holders of the shares of Series B Preferred Stock so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Series B Redemption Date, dividends on such shares of Series B Preferred Stock shall cease to accrue, and such shares shall no longer be deemed to be outstanding and shall not have the status of Series B Preferred Stock and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the Series B Redemption Price and to convert the number of shares of Series B Preferred Stock specified in the Redemption Notice into Common Stock) shall terminate. Upon surrender, in accordance with said Redemption Notice, of the certificate for any shares of Series B Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the Redemption Notice shall so state), such shares of Series B Preferred Stock shall be redeemed by the Corporation at the Series B Redemption Price. In case less than all the shares of Series B Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series B Preferred Stock without cost to the holder thereof.

                  6.3 Deposit of Redemption Price. On or before the Series B Redemption Date, the Corporation shall deposit with a bank or trust company in New York, New York, having a capital and surplus of at least $50,000,000, in a trust to be applied to the redemption of the shares of Series B Preferred Stock so called for redemption, the funds necessary for such redemption. The deposit of funds with a bank or trust company for the purpose of redeeming Series B Preferred Stock shall be irrevocable except that:

                           (a)      the  Corporation  shall be entitled to
receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust and invested into one (1) or more of the following obligations or securities, to which interest or other earnings the holders of any shares redeemed shall have no claim:

                                    (i)     direct  obligations  of,  and
obligations fully guaranteed by, the United States of America, or any agency thereof, the obligations of which are backed by the full faith and credit of the United States Government;

                                    (ii)     certificates of deposit, time
deposits, commercial paper and bankers' acceptances issued by any bank (or its holding company) whose senior secured debt has the highest rating given by Standard & Poor's Corporation, a New York corporation, or any successor thereto by merger, consolidation, sale of substantially all of its assets or otherwise; and

                                    (iii)    deposits which are fully insured by
the Federal Deposit Insurance Corporation of the Federal Savings and Loan Insurance Corporation;

provided, that prior to the Series B Redemption Date, such investments shall be made in such manner as to mature by their terms not later than the day preceding the Series B Redemption Date; and

                           (b)      any balance of moneys so  deposited  by the
Corporation and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of one (1) year from the applicable Series B Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings. Any interest accrued on funds so deposited shall be paid to the Corporation at such times as the Corporation may request.

                  6.4 Source of Funds. The Series B Redemption Price may be paid, to the extent permitted by applicable law, from any source, including sale proceeds of other capital stock of the Corporation.

                  6.5 Rights to Dividends on Shares Called for Redemption. If the Series B Redemption Date is after a Dividend Record Date and before the related Dividend Payment Date, the dividend payable on such Dividend Payment Date shall be paid to the holder in whose name the shares of Series B Preferred Stock to be redeemed are registered at the close of business on such Dividend Record Date notwithstanding the redemption thereof between such Dividend Record Date and the related Dividend Payment Date. Except as provided in this Section 6, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on called Series B Preferred Stock.

                  6.6 Limitation on Redemption. Unless Full Cumulative Dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period (or portion thereof), no Series B Preferred Stock shall be redeemed (unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed) or purchased or otherwise acquired directly or indirectly (except by exchange for Common Stock); provided, however, that the foregoing shall not prevent the redemption of Series B Preferred Stock pursuant to Section 4 or the purchase or acquisition of Series B Preferred Stock pursuant to an offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

         7.       Voting Rights.

                  7.1      General.   Except  as  required  by  the  Virginia
Stock Corporation Act and except as otherwise provided in this Section 7, the holders of the Series B Preferred Stock shall not be entitled to vote at any meeting of the shareholders for election of directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the shareholders thereof, or to receive notice of any meeting of shareholders. On matters subject to a vote by holders of the Series B Preferred Stock, such holders are entitled to one (1) vote per share.

                  7.2 Right to Elect Directors. Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six (6) or more quarterly periods whether or not consecutive (a "Default"), the holders of such shares of Series B Preferred Stock, voting separately as a class, will be entitled to vote for the election of two (2) additional directors of the Corporation at a special meeting called by the holders of record of a least 10% of the Series B Preferred Stock so in arrears or at the next annual meeting of shareholders, if such request is received less than 60 days before the date fixed for the next annual meeting of the shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for the past Dividend Periods and the then current Dividend Period shall have been fully paid in cash. In such case, the Board of Directors of the Corporation will be increased by two (2) directors. Each such director elected pursuant to this Section 7.2 (a "Preferred Stock Director") shall be elected by the affirmative vote of the holders of record of a majority of the shares of Series B Preferred Stock present and voting at such meeting, at a meeting called, held and conducted as provided in Section 7.3 through 7.5 below. Each Preferred Stock Director shall serve as a director until the Default is cured, at which time the term of each such Preferred Stock Director shall terminate and the number of directors shall be reduced accordingly.

                  7.3 Removal of Directors; Vacancies. Any Preferred Stock Director may be removed at any time, either with or without cause, by (and only by) an affirmative vote of the holders of record of a majority of the shares of Series B Preferred Stock present and voting at a special meeting of such shareholders called for such purpose, and any vacancy created by such removal may also be filled at such meeting. Any vacancy caused by the death or resignation of a Preferred Stock Director may be filled by only the holders of record of Series B Preferred Stock at a meeting called for such purpose. The quorum at any such meeting shall be a majority of the outstanding shares of Series B Preferred Stock. The holders of a majority of the Series B Preferred Stock present and voting at such meeting shall select a chairman of such meeting. A meeting for the removal of a Preferred Stock Director and the filling of the vacancy created thereby or by the death of a Preferred Stock Director shall be called by the Secretary of the Corporation within ten (10) days after receipt of a written request signed by the holders of record of at least ten percent (10%) of the outstanding shares of Series B Preferred Stock by sending, in each case, written notice of such meeting to each holder of Series B Preferred Stock at his or her registered address on the books of the Corporation. Such notice shall state the purposes of the meeting and the place and time for the meeting, which shall be held in New York, New York, at the earliest practicable date thereafter. The giving of such notice shall constitute the only obligation of the Corporation pursuant to this Section 7.3.

                  7.4 Failure to Call Meeting. If the calling of any meeting of the holders of Series B Preferred Stock required by this Section 7 shall not have been called by the Secretary of the Corporation within ten (10) days after personal service of a written request therefor, or within fifteen
(15) days after the mailing of a written request therefor within the United States of America by registered mail addressed to him or her at the principal office of the Corporation, then the holders of record of at least ten percent (10%) of the outstanding shares of Series B Preferred Stock may designate in writing one of their number to give notice of such meeting at the expense of the Corporation and such meeting may be called by such person so designated. Any holders of Series B Preferred Stock so designated shall have access to the stock books of the Corporation for the purpose of causing meetings of holders of Series B Preferred Stock to be called pursuant to these provisions.

                  7.5      Written  Consents.   Notwithstanding  anything
contained herein to the contrary, any action required or permitted to be taken by the holders of record of Series B Preferred Stock at any annual or special meeting of shareholders may be taken without a meeting, at any time without prior notice and without a vote, by a consent in writing setting forth the action so taken, signed by holders of Series B Preferred Stock holding a sufficient number of shares of Series B Preferred Stock to vote in favor of such action at any annual or special meeting of shareholders.

                  7.6      Termination  of  Voting  Rights.   The  foregoing
voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed and the applicable Series B Redemption Price paid.

         8.       Listing of Shares; Other Covenants Relating to Conversion.

                  8.1 Listing of Shares. The Corporation will, as permitted by the rules of the New York Stock Exchange, cause to be listed and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series B Preferred Stock. If any shares of Common Stock required to be reserved for purposes of conversions of shares of the Series B Preferred Stock hereunder require, as a result of any change in law or regulation after the Initial Issuance Date, registration with or approval of any governmental authority under any federal or state law (other than any registration under the Securities Act of 1933, as then in effect, or any similar federal statute then in force, or any state securities law, required by reason of any transfer involved in such conversion), or listing on any national securities exchange, the Corporation will in good faith, at its own expense and as expeditiously as possible endeavor to cause such shares to be duly registered or approved for listing or listed on such national securities exchange, as the case may be.

                  8.2 Reservation of Shares. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, or otherwise, solely for the purpose of issue upon the conversion of the Series B Preferred Stock as provided in Section 5, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B Preferred Stock.

                  8.3 Authorized Shares of Common Stock. The Corporation will not take any action which results in any adjustment of the number of shares of Common Stock acquirable upon conversion of a share of Series B Preferred Stock if the total number of shares of Common Stock issuable after such action upon conversion of the Series B Preferred Stock then outstanding, together with the total number of shares of Common Stock and other securities of the Corporation convertible or exchangeable into Common Stock then outstanding, would exceed the total number of shares of Common Stock then authorized under Article Fourth of the Corporation's Articles of Incorporation, as amended.

                  8.4 Shares Issued on Conversion to be Validly Issued, Etc. The shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock, when the same shall be issued in accordance with the terms hereof, are hereby declared to be and shall be duly and validly authorized and issued and fully paid and nonassessable shares of Common Stock in the hands of the holders thereof.

                  8.5 No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Closing Price of a share of Common Stock (or, if there is no such Closing Price, the Current Market Price of a share of Common Stock, as determined or prescribed in good faith by the Board of Directors) at the close of Business on the Trading Day immediately preceding the Conversion Date.

                  8.6 Other Action. If the Corporation shall take any action affecting the Common Stock, other than action described in Section 5, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the shares of Series B Preferred Stock, the Conversion Rate for the Series B Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

         9.       Preferred Stock Alterations and Restrictions.

                  9.1 Amendments to Articles of Incorporation. Except as set forth in Section 9.2 of this Section 9, the Articles of Incorporation of the Corporation shall not be changed so as to alter in an adverse manner the powers, preferences or special rights of the Series B Preferred Stock without the consent, either in writing or by a vote at a meeting called for that purpose, of the holders of at least three-fourths (3/4) of the number of shares outstanding of the Series B Preferred Stock. In giving such consent, the holders of the Series B Preferred Stock shall vote as a single class. Any meeting for such purpose shall be called, held and conducted as provided in Sections 7.3 through
7.5 above except that the Corporation may call a meeting for such purpose without having received a written request signed by the holders of ten percent (10%) of the outstanding shares of Series B Preferred Stock.

                  9.2 Changes to Preferred Stock. Without the consent of the holders of at least nine-tenths (9/10) of the number of shares of the Series B Preferred Stock at the time outstanding, either in writing or by a vote at a meeting called for that purpose at which the holders of the Series B Preferred Stock shall vote as a single class, neither by modification of the Articles of Incorporation of the Corporation nor by written action of the Board of Directors shall the Corporation:

                           (a)      change the rate at which dividends accrue on
the Series B Preferred Stock;

                           (b)      change the times at which dividends accrue
on the Series B Preferred Stock;

                           (c)      change,  reclassify  or  extinguish  the
shares of Series B Preferred Stock, whether pursuant to (i) a merger or consolidation of the Corporation with or into another corporation or corporations, (ii) a transfer of all or substantially all of the assets of the Corporation to another corporation or corporations or (iii) a plan of exchange; or

                           (d)      change the initial  Conversion  Price set
forth in Section 5.2 or any  provision for  adjusting  the  Conversion  Price in
Section 5.3;

                           (e)      change the Series B Redemption Price, or the
time or times when the Series B Preferred Stock may be redeemed; or

                           (f)      change Section 11 hereof; or

                           (g)      change the  percentage of the number of
shares of the Series B Preferred Stock outstanding required to approve any act described in (a)-(f) above.

Any meeting for such purpose shall be called, held and conducted as provided in Sections 7.3 through 7.5 above except that the Corporation may call a meeting for such purpose without having received a written request signed by the holders of ten percent (10%) of the outstanding shares of Series B Preferred Stock.

                  9.3 No Preemptive Rights. No holder of shares of the Corporation of any class, now or hereafter authorized, shall as such holder have any preemptive right to subscribe to, purchase, or receive any shares of the Corporation of any class, now or hereafter authorized.

         10. Definitions. For purposes of this Preferred Stock Designation of Series B Preferred Stock, the following terms shall have the meanings indicated:

                  10.1 "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close or a day which is declared a national or New York state holiday.

                  10.2 "Closing Price" with respect to any securities on any day shall mean the closing sale price regular way on such day on the New York Stock Exchange or, if such security is not listed or admitted to trading on such exchange, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on over-the-counter market on the day in question as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, or a similarly generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm independent of the Corporation selected from time to time in good faith by the Board of Directors for that purpose.

                  10.3 "Common Stock" shall mean the Corporation's common stock, without par value.

                  10.4 "Conversion Date" shall have the meaning set forth in Section 5.1.

                  10.5 "Conversion Price" shall have the meaning set forth in Section 5.2.

                  10.6 "Current Market Price" shall mean the average of the daily Closing Prices per share of Common Stock for the ten (10) consecutive Trading Days (on which sales of shares have occurred) immediately prior to the date in question; provided, however, that if any event that results in an adjustment of the Conversion Price occurs during the period beginning on the first day of such ten-day period and ending on the applicable Conversion Date, the Current Market Price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event.

                  10.7     "Default" shall have the meaning set forth in Section
7.2.

                  10.8 "Dividend Payment Date" shall have the meaning set forth in Section 3.1.

                  10.9 "Dividend Period" shall have the meaning set forth in Section 3.1.

                  10.10 "Dividend Record Date" shall have the meaning set forth in Section 3.1.

                  10.11 "Full Cumulative Dividends" shall mean, with respect to the Series B Preferred Stock, or any other capital stock of the Corporation, as of any date the aggregate amount of all then accumulated, accrued and unpaid dividends payable on such shares of Series B Preferred Stock, or other capital stock, as the case may be, in cash, whether or not earned or declared and whether or not there shall be funds legally available for the payment thereof.

                  10.12    "Initial  Issuance  Date"  shall mean the date on
which  shares  of  Series  B  Preferred  Stock  are  initially   issued  by  the
Corporation.

                  10.13 "Preferred Stock" shall mean the Corporation's preferred stock, without par value.

                  10.14 "Preferred Stock Director" shall have the meaning set forth in Section 7.2.

                  10.15 "Preferred Stock Designation" shall mean a resolution or resolutions adopted by the Board of Directors providing for the issue of a series of the Corporation's Preferred Stock.

                  10.16 "Record Date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive the cash, securities or other property granted by the Corporation, or in which the Common Stock (or other applicable security) is exchanged or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise), and with respect to any subdivision or combination of the Common Stock, the effective date of such subdivision or combination.

                  10.17 "Redemption Notice" shall have the meaning set forth in Section 6.2.

                  10.18    "RIC"  shall  mean  Reliance   Insurance   Company, a
Pennsylvania corporation.

                  10.19 "Rights" shall mean the rights of the Corporation which are issuable under the Amended and Restated Rights Agreement, dated August 20, 1997, between the Corporation and Wachovia Bank of North Carolina, N.A., as the Rights Agent, as such may be amended from time from time, or rights to purchase any capital stock of the Corporation under any successor shareholder rights plan or plan adopted in replacement of the Amended and Restated Rights Agreement.

                  10.20 "Series B Preferred Stock" shall have the meaning set forth in Section 1.

                  10.21 "Series B Redemption Date" shall have the meaning set forth in Section 6.1.

                  10.22 "Series B Redemption Price" shall have the meaning set forth in Section 6.1.

                  10.23    "Stated  Value"  shall have the meaning  set forth in
Section 1.

                  10.24 "Trading Day" shall mean (a) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which such exchange is open for business or (b) if the applicable security is quoted on the National Market System of the National Association of Securities Dealers Automated Quotation System, a day on which trades may be made on such National Market System or (c) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  10.25 "Transfer Agent" shall mean Wachovia Bank, N.A., or any other national or state bank or trust company having combined capital and surplus of at least $50,000,000 and designated by the Corporation as the transfer agent and/or registrar of the Series B Preferred Stock, or if no such designation is made, the Corporation.

         11. Certain Non-Performance Remedies Exercisable Solely by RIC and its Affiliates.

                  11.1. Exclusivity of Remedies, Non-Transferability. On August 20, 1997, the Corporation and its subsidiary, Lawyers Title Insurance Corporation, entered into a certain Stock Purchase Agreement (the "Agreement") with Reliance Insurance Company ("RIC") and Reliance Group Holdings, Inc. ("Reliance") in connection with the acquisition by the Corporation of all of the issued and outstanding capital stock of RIC's two subsidiaries, Commonwealth Land Title Insurance Company ("Commonwealth") and Transnation Title Insurance Company. As part of the transactions contemplated by that Agreement, the parties agreed that RIC shall be issued all 2,200,000 shares of the Series B Preferred Stock ("RIC Series B Preferred Shares") authorized hereby and shall have certain remedies upon the occurrence of the events set forth in Section 11.3 below. The remedies contained in Section 11.3 are exercisable solely and exclusively by RIC, to the extent RIC holds all of the RIC Series B Preferred Shares at the time any of such remedies become exercisable, or by RIC and its Affiliates as a Group, to the extent RIC and any Affiliate of RIC hold any of the RIC Series B Preferred Shares at the time any of such remedies become exercisable. With respect to holdings of RIC Series B Preferred Shares by RIC and its Affiliates as a Group, the exercise of any remedy set forth in Section 11.3 shall be by RIC, who is hereby designated as the "representative" of the Group for purposes of exercising any such remedy, and any such exercise by RIC shall preclude the exercise of such remedy by any other member of the Group. The remedies hereunder are not transferable or assignable to subsequent holders of the shares of the Series B Preferred Stock. Any sale, conveyance or transfer of shares of the Series B Preferred Stock by RIC to any Person not an Affiliate of RIC at the time of such sale, conveyance or transfer shall render the provisions of this
Section 11 null and void as to the shares of Series B Preferred Stock so sold, conveyed or transferred.

                  11.2 Definitions. For purposes of this Section 11, the following terms shall have the following meanings:

                           11.2.1     "Adjusted Outstanding Shares"  shall mean,
at any time and with respect to the determination of (i) the RIC Ownership Percentage as it relates to RIC and its Affiliates, and (ii) any other percentage of the beneficial ownership of Common Stock as it relates to a Person or

Group, the total number of shares of Common Stock then issued and outstanding together with the total number of shares of Common Stock not then issued and outstanding that would be outstanding if (x) all then existing shares of Series B Preferred Stock had been converted and (y) all then existing warrants and options exercisable into shares of Common Stock had been exercised (other than underwriters' overallotment options and stock options granted under benefit plans of the Corporation or its Affiliates), but excluding any Rights which may be exercisable under the Amended and Restated Rights Agreement, dated August 20, 1997, between the Corporation and Wachovia Bank, N.A, as such may be amended from time to time, or any successor shareholder rights plan or agreement; provided that if the Corporation issues the Subordinated Note to RIC on the Closing Date as provided in the Agreement, the Adjusted Outstanding Shares also shall be deemed to include the total number of shares of Common Stock subject to deferred issuance and delivery pursuant to Section 2.2.1(c) of the Agreement.

                           11.2.2     "Affiliate"  shall  have the  meaning
ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of the Standstill Agreement, and shall include, with respect to a determination of the Affiliates of RIC, any Affiliate of Reliance.

                           11.2.3     "Beneficial ownership," "beneficial owner"
and "beneficially own" shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act as in effect on the date of the Standstill Agreement; provided that RIC and each of its Affiliates and any Person or Group shall be deemed to be the beneficial owners of any shares of Common Stock that such RIC, Affiliate, Person and/or Group has the right to acquire within one year pursuant to Section 2.2.1(c) of the Agreement or pursuant to any other agreement, arrangement or understanding or upon the exercise of conversion or exchange rights, warrants, options or otherwise, including but not limited to any right to acquire shares of Common Stock through the conversion of the Series B Preferred Stock.

                           11.2.4     "Combined Ratio" of any entity shall mean,
for any given period, all Title Insurance-Related Expenses divided by all Title Insurance-Related Gross Operating Revenues, expressed as a percentage; provided, however, that the Corporation's Combined Ratio also shall be net of any transaction-related or reorganization expenses incurred within twelve (12) months of the closing of the transactions contemplated by the Agreement.

                           11.2.5     "Debt  Obligations"  shall mean  (i)
indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations under letters of credit; and (iv) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to insure a creditor against loss.

                           11.2.6     "Group"  shall  have the  meaning
comprehended by Section 13(d)(3) of the Exchange Act as in effect on the date of the Standstill Agreement.

                           11.2.7     "RIC  Director"  shall mean a person
designated by RIC for nomination and election to the Board of Directors of the Corporation pursuant to the Standstill Agreement, but shall not include Herbert Wender, the Chief Executive Officer of Commonwealth.

                           11.2.8     "RIC  Ownership  Percentage"  shall mean,
at any time, the percentage of the Adjusted Outstanding Shares that is beneficially owned in the aggregate by RIC and its Affiliates.

                           11.2.9     "Peer Combined  Ratio" shall mean the
Weighted Average of Combined Ratios of Chicago Title Insurance Company and its affiliated title insurance companies, First American Title Insurance Company and its affiliated title insurance companies, Fidelity National Title Insurance Company and its affiliated title insurance companies and Old Republic Title Insurance Company and its affiliated title insurance companies; provided that if the Combined Ratio of any title insurance company in the Peer Combined Ratio is no longer obtainable due to merger, consolidation, dissolution or otherwise, the Corporation, with the agreement in writing of RIC, may substitute another title insurance company that, at the time of such substitution, ranks in the top ten of United States title insurance companies in terms of title insurance revenues. In order to estimate the Combined Ratio for companies in the Peer Combined Ratio where the information is not specifically available, certain adjustments will be made as deemed reasonable by both the Corporation and RIC. To the extent that the Combined Ratio for companies in the Peer Combined Ratio are affected by the operating structure of the company, certain adjustments will be made as deemed reasonable by both the Corporation and RIC. Should the Corporation and RIC be unable to agree on any adjustments pursuant to this Section 11.2.9, a decision regarding such adjustment will be made promptly by an independent "Big Six" accounting firm selected by the Corporation and RIC.

                           11.2.10    "Person"  shall  have  the  meaning  set
forth in Section 3(a)(9) of the Exchange Act as in effect on the date of the Standstill Agreement.

                           11.2.11    "Preferred Shares Sales Period" shall mean
the period between the closing date of the Agreement and the date which is eight years and six months after such closing date (subject to extension as described in the Standstill Agreement).

                           11.2.12    "Standstill  Agreement"  shall  mean the
Voting and Standstill Agreement, dated __________ __, 199_, by and between the Corporation, RIC and Reliance.

                           11.2.13    "Title  Insurance-Related  Expenses" shall
mean the sum of an entity's provision for losses, net of extraordinary claims, and all operating expenses associated with the conduct of such entity's title insurance business, including an allocation of the entity's general and administrative expense which reasonably reflects the proportion of the entity's overall business that is comprised of title insurance operations, all determined in accordance with generally accepted accounting principles.

                           11.2.14    "Title  Insurance-Related  Gross Operating
Revenues" shall mean all gross premiums and fees resulting from the conduct of an entity's title insurance business, net of assumed and ceded reinsurance premiums, all determined in accordance with generally accepted accounting principles.

                           11.2.15    "Weighted  Average of Combined  Ratios"
shall mean the number determined by dividing (a) the sum of the amounts calculated by multiplying the Combined Ratio of each company comprising the Peer Combined Ratio by their respective title insurance revenues by (b) the sum of the title insurance revenues for all such companies.

                  11.3     Remedies Upon Certain Defaults.  Until the earlier of
(i) the date the RIC Ownership  Percentage is less than twenty  percent (20%) or
(ii) the expiration of the Preferred Shares Sales Period:

                  (a) in the event that (1) the Corporation's Combined Ratio exceeds the Peer Combined Ratio by more than five (5) percentage points for any twelve month period (beginning with the twelve month period commencing January 1, 1998), with such calculation to be determined as of March 31, June 30, September 30 and December 31 of each year for the previous twelve months, and (2) any two of Standard & Poors Corporation, Duff & Phelps Corporation or A.M. Best have downgraded the Corporation's claims paying ability rating to or below a rating of BBB - (or its equivalent),

                           (i) the Corporation will (a) take such action as may be necessary to increase the size of the Board of Directors of the Corporation by three (3) directors, (b) fill the three (3) vacancies created thereby with additional RIC Directors and (c) recommend such additional RIC Directors for election as directors at the next annual meeting of the Corporation's shareholders. Such additional RIC Directors shall have the same rights and obligations as the RIC Directors appointed or elected in accordance with Article II of the Standstill Agreement except that such additional RIC Directors shall not be subject to approval of the Continuing Directors (as defined in the Standstill Agreement). Of the three (3) RIC Directors, one shall be appointed to Class I, one shall be appointed to Class II and one shall be appointed to Class III, as such classes are designated in the Standstill Agreement; and

                           (ii) the provisions of Article III (other than Section 3.1(a)(i)) and Section 4.1 of the Standstill Agreement and Section 12 hereof shall no longer apply to RIC or its Affiliates.

                  (b) in the event that RIC or any Affiliate of RIC beneficially owns shares of the Series B Preferred Stock and the Corporation fails to pay in cash the full amount of the dividend on the Series B Preferred Stock on one (1) occasion within five (5) days of the applicable Dividend Payment Date,

                           (i) the Corporation will (a) take such action as may be necessary to increase the size of the Board of Directors of the Corporation by three (3) directors and (b) fill the three (3) vacancies created thereby with additional RIC Directors and (c) recommend such additional RIC Directors for election as directors at the next annual meeting of the Corporation's shareholder. Such additional RIC Directors shall have the same rights and obligations as the RIC Directors appointed or elected in accordance with Article II of the Standstill Agreement except that such additional RIC Directors shall not be subject to approval of the Continuing Directors (as defined in the Standstill Agreement). Of the three (3) RIC Directors, one shall be appointed to Class I, one shall be appointed to Class II and one shall be appointed to Class III, as such classes are designated in the Standstill Agreement; and

                           (ii) the provisions of Article III (other than Section 3.1(a)(i)) and Section 4.1 of the Standstill Agreement and Section 12 hereof shall no longer apply to RIC or its Affiliates.

                  (c) in the event that RIC or any Affiliate of RIC beneficially owns shares of the Series B Preferred Stock and the Corporation fails to pay in cash the full amount of the dividend on the Series B Preferred Stock on two (2) occasions, whether or not consecutive, within five (5) days of the applicable Dividend Payment Dates, the provisions of Section 3.1(a)(i) of Article III and Section
         4.2 of Article IV of the Standstill Agreement shall no longer apply to RIC or its Affiliates.

                  (d) in the event that (1) the Corporation defaults on any of its Debt Obligations in excess of $15,000,000 (individually or at any one time in the aggregate)(a "Material Default"), and the Material Default is not cured or waived within the time period and manner prescribed by the applicable agreements or instruments, and which Material Default results in the acceleration of the amounts due thereunder, or (2) RIC or any Affiliate of RIC beneficially owns shares of the Series B Preferred Stock and the Corporation fails to pay in cash the full amount of the dividend on the Series B Preferred Stock on three (3) occasions, whether or not consecutive, within five (5) days of the applicable Dividend Payment Dates,

                           (i)      the Corporation will (a) take such action as
                  may  be  necessary  to  increase  the  size  of the  Board  of
                  Directors to a number that will permit the addition of sufficient RIC Directors such that the total number of RIC Directors will constitute a majority of the Board of Directors, (b) fill the vacancies created thereby with additional RIC Directors and (c) recommend such additional RIC Directors for election as directors at the next annual meeting of the Corporation's shareholders. Such additional RIC Directors shall have the same rights and obligations as the RIC Directors appointed or elected in accordance with Article II of the Standstill Agreement except that such additional RIC Directors shall not be subject to approval of the Continuing Directors (as defined in the Standstill Agreement). The number of additional RIC Directors appointed or elected pursuant hereto shall be divided among the three (3) classes of directors designated in the Standstill Agreement so that such classes are as nearly equal in number as reasonably possible; and

                           (ii) the  provisions of Article III and Article IV of
                  the Standstill Agreement and Section 12 hereof shall no longer apply to RIC or its Affiliates.

                  11.4 Provisions in Case Series B Preferred Stock is No Longer Outstanding. If, prior to the expiration of the Preferred Shares Sales Period, all of the shares of the Series B Preferred Stock shall have been redeemed or converted and are no longer outstanding but the RIC Ownership Percentage is at least twenty percent (20%), then until the earlier of (i) the date by which the RIC Ownership Percentage is less than twenty percent (20%) or
(ii) the expiration of the Common Shares Sales Period (as defined in the Standstill Agreement), RIC and its Affiliates shall be entitled to the remedies set forth in Sections 11.3(a) and 11.3(d)(1) hereof.

         12. Condition to RIC's Conversion of Series B Preferred Stock. Unless (i) the Corporation should call for redemption of the Series B Preferred Stock held by RIC in accordance with Section 6 hereof, or (ii) any one of the following events shall occur: (x) the Corporation should declare a regular quarterly dividend on the Common Stock of $.40 or more during any calendar year,
(y) the Corporation should declare one or more non-regular dividends on the Common Stock during any calendar year in an aggregate amount of $.50 or more, or
(z) the Corporation should declare dividends on the Common Stock, whether regular or non-regular, in an aggregate amount of $1.60 or more during any calendar year, the Series B Preferred Stock held by RIC and its Affiliates shall not be convertible and RIC and its Affiliates will refrain from converting, or taking any steps to convert, any of the Series B Preferred Stock then held by each of them, respectively, into shares of the Common Stock of the Corporation pursuant to Section 5 hereof until such time as RIC and its Affiliates have sold, conveyed or transferred all of the 4,473,684 shares of Common Stock received by RIC from the Corporation in connection with the Stock Purchase Agreement (as defined in Section 11.1 hereof) and such additional shares of Common Stock that the Corporation may issue with respect to such shares pursuant to any stock splits, stock dividends, recapitalizations, restructurings, reclassifications or similar transactions or pursuant to the exercise of any Rights (as defined in Section 10.19 hereof) to a Person (as defined in Section
11.2.10 hereof) that is not, at the time of the sale, conveyance or transfer of such shares of Common Stock, an Affiliate (as defined in Section 11.2.2 hereof) of RIC; provided, however, that if the Corporation should call less than all of the Series B Preferred Stock held by RIC and its Affiliates for redemption pursuant to clause (i) above, then RIC and its Affiliates shall be entitled to convert into shares of Common Stock only that number of the Series B Preferred Stock that have been so called for redemption; and provided further that, in the event that the Board of Directors has approved any negotiated tender or exchange offer with a third party or approved any merger, consolidation, share exchange, business combination, restructuring, recapitalization or similar transaction involving the Corporation in which the holders of Common Stock are entitled to tender or exchange their holdings of Common Stock for, or to otherwise receive for their holdings of Common Stock, other consideration (whether cash, non-cash or some combination thereof), the Corporation agrees that it will, in its sole discretion, either (x) permit RIC and its Affiliates to convert all of the Series B Preferred Stock then held by them contingent upon, and effective as of, the closing of such transaction and without the right of RIC or any of its Affiliates to vote the shares of Common Stock received upon any such conversion on any matter in connection with such transaction, or (y) make appropriate provision to provide to RIC and any of its Affiliates holding Series B Preferred Stock as of the closing date of such transaction the same kind and amount of consideration receivable by the holders of the Common Stock in such transaction (the amount of such consideration to be received by RIC and any of its Affiliates holding Series B Preferred Stock to be determined by reference to the number of shares of

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Common Stock that RIC and its Affiliates would have been entitled to receive had the Series B Preferred Stock been converted immediately prior to consummation of such transaction), except that, if the Corporation elects to comply with clause
(y) of this proviso, RIC and its Affiliates shall not be entitled thereafter to receive any shares of stock, other securities, cash or property pursuant to
Section 5.4 above with respect to such of the Series B Preferred Stock as has received full payment of the consideration set forth in clause (y) above.



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